                                                                    EXHIBIT 10.2

                        ASSET PURCHASE AGREEMENT - PROFIT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into on this 15th day of September, 1997 (the "Effective Date") by and between Shell Oil Products Company, a Delaware corporation, acting for itself and as agent for Shell Oil Company, a Delaware corporation (collectively, "Shell"or "Seller"), and Simulation Sciences, Inc., a Delaware corporation ("SIMSCI" or "Buyer").

                                    RECITALS

         A. Shell utilizes a software planning system known internally to Shell as "PROFIT" (the "Product" as more fully described herein) that provides simulation-based decision support to operating managers by selecting optimal product manufacturing plans, including product selection, intermediates staging and feedstock procurement, and Shell is the owner of the related tangible and intangible assets.

         B. SIMSCI is a leading provider of commercial simulation software and related services to the petroleum, petrochemical and industrial chemical process industries as well as the engineering and construction firms that support those industries. SIMSCI desires to acquire all rights to the Product and related assets.

                                    AGREEMENT


                                    ARTICLE I

                                   DEFINITIONS

Capitalized terms in this Agreement have the following meanings:

         1.1 "Affiliated Entities" shall mean (i) Affiliates as of May 29, 1997 and (ii) any Subsidiaries of Shell.

         1.2 "Affiliates" shall mean [*], a company of [*], [*], an [*] company, and any company (other than Shell) in whatever country organized, in which either or both of said companies shall, at the time in question and directly or indirectly through one or more intermediaries, [*] or more of the stock having the [*] or, any company (other than Shell), in whatever country organized, in which Shell, at the time in question and directly or indirectly through one or more intermediaries, [*] or more of the stock with the [*].

         1.3 "Derivative Work" is a work that is based on an underlying work and that would be a copyright infringement if prepared without the authorization of the copyright owner(s) of the

[*]  Confidential Treatment Requested
underlying work as described under United States copyright laws. A Derivative Work is subject to the ownership rights and licenses of a party or of others in the underlying work.

         1.4 "Documentation" shall mean all technical documentation and procedural and instructional manuals regarding the use of the Programs including on-line help capabilities.

         1.5 "Error" shall mean a substantial nonconformity of the Programs with the corresponding user documentation.

         1.6 "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, utility models, copyrights, trade secrets, trademarks and other intellectual property rights, including without limitation all applications and registrations with respect thereto.

         1.7 "Products" shall mean the Programs and the Documentation.

         1.8 "Programs" shall mean solely the Shell computer software programs listed in Exhibit C in both object and source code formats and all New Versions thereof.

         1.9 "Source Code" shall mean software in human-readable form, including all related programmers' comments, data files and structures, header files, include files, make files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts and logic diagrams, schematics, annotations and documentation reasonably necessary or useful in enabling an independent third party programmer with reasonable programming skills to create, operate, maintain, modify and improve the software without the help of any other person. Data files containing Source Code must be in standard ASCII format and be readable by a text editor.

         1.10 A "Subsidiary" of Shell shall mean a corporation, company, or other entity (other than Shell), in whatever country organized, in which, (i) as of the Effective Date, (x) Shell directly or indirectly through one or more intermediaries has the [*] and (y) Shell or its Affiliates [*]; or (ii) after the Effective Date, Shell or an Affiliate owns at least [*] of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority). With respect to a corporation, company or other entity whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) become at least [*] owned or controlled by Shell after the Effective Date during the term of this Agreement, only such a corporation, company or other entity that is not a competitor of SIMSCI shall be deemed to be a Subsidiary. For purposes of this
Section 1.10 "competitor of SIMSCI" shall mean an entity that is in the business of developing and marketing for commercial purposes computer software in direct competition with the Programs. Further, with respect to interests acquired after the Effective Date, any such corporation, company, or other entity shall be deemed to be a Subsidiary for only so long as such ownership or [*] exists.

[*]  Confidential Treatment Requested

         1.11 "New Versions" means Error corrections and enhancements in features and functionality of the Programs whether designated by a change in the number to the right or left of the decimal point.


                                   ARTICLE II

                                 THE ACQUISITION

         2.1 Purchase and Sale of Assets. Seller hereby irrevocably sells, assigns and transfers to Buyer all of Seller's right, title and interest in and to the following (collectively, the "Assets"):

                  (a) all rights and ownership of the Product, including but not limited to all versions of the Product, all technical, design, development, installation, operation and maintenance information concerning the Product, including source code, source documentation, source listings and annotations, object code, example data and example results, as well as all reference manuals and support materials normally distributed to end-users and potential end-users in connection with the distribution of the Product;

                  (b) all other physical and intangible assets, including without limitation, a list of Shell's and the Affiliated Entities' internal users of the Product and applicable contacts, system and user documentation and/or operating manuals and, to the extent any such materials exist, proposals, business strategy plans, projects under development, management plans and business opportunities relating to the Product;

                  (c) all Intellectual Property Rights in the foregoing items in Sections (a) and (b) including without limitation any patents, patent rights, copyrights, mask work rights, trademarks, service marks, trade names, trade secrets, and any registrations or filings relating thereto, processes, know-how, and any and all similar rights. Notwithstanding the foregoing, any references to Shell, Shell Oil Company, Shell Oil Products Company, or any other Shell company, or any appearance of the Shell Pecten logo which are found in the foregoing items in Sections (a) and (b) shall not transfer rights in those trademarks, service marks and trade names.

                  (d) all of Seller's claims against any parties relating to any of the foregoing in (a) through (c) and all of Seller's rights under contracts pertaining to the foregoing, including without limitation any license, development, consulting and maintenance agreements.

         2.2 Delivery. Seller shall deliver to Buyer at Buyer's facility in Brea, California all tangible Assets within thirty (30) days of the Effective Date.

         2.3 No Assumption of Obligations. Buyer shall assume no liabilities or obligations of Seller in connection with the purchase of the Assets. Seller will indemnify and hold Buyer harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages incurred or suffered by Buyer or any of its affiliates related to or arising out of any liabilities or obligations of Seller.

         2.4 Consideration. As full payment for the assignment and delivery of the Assets by Seller to Buyer, Buyer shall pay to Seller $1,500,000 (subject to adjustment for assumed obligations) (the "Purchase Price") by check or wire transfer in immediately available funds on the Effective Date. Buyer shall pay and promptly discharge when due all sales and related taxes imposed or levied by reason of the sale of the Assets to Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such taxes. Exhibit D sets forth the portion of the Purchase Price being paid in respect of the Programs and other intangible Assets and the portion allocable to the Documentation and other tangible Assets.

         2.5 Taking of Necessary Action; Further Action. Seller shall, and shall cause its employees, agents and consultants to, without charge and promptly upon request by Buyer, take any and all reasonable action(s) and execute any and all document(s) requested by Buyer in order to (i) effect and perfect the assignment in Section 2.1, (ii) obtain, enforce or defend Buyer's Intellectual Property Rights in the Assets, and (iii) otherwise enable Buyer to obtain the full benefit of such assignment.


                                   ARTICLE III

                                LICENSE TO SELLER

         3.1 Grant of License. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller and the Affiliated Entities a non-exclusive, non-transferable, worldwide, perpetual, royalty-free and fully paid-up license, without right of sublicense, to use perform and have performed, display and have displayed, prepare and have prepared Derivative Works, reproduce and have reproduced the Product as it exists as of the Effective Date in object code and Source code form, but only for Seller's and the Affiliated Entities' internal processing purposes. Shell shall own all right, title and interest in and to any Derivative Works of the Programs created by Shell; provided, however, that Shell shall deliver quarterly to SIMSCI in both object and Source Code formats all copies of any Derivative Works created by Shell and/or its Affiliated Entities. Shell hereby grant to SIMSCI a perpetual, royalty-free, worldwide license, including the right to grant and authorize sublicenses, to use, reproduce, distribute, prepare and have prepared Derivative Works of, any such Derivative Works.

         3.2 Restrictions. All rights not expressly granted herein are reserved by Buyer, and except for the licenses granted pursuant to Section 3.1 above, Buyer retains all right, title and interest in and to the Assets, including all Intellectual Property Rights therein. Nothing contained in this Agreement shall be construed as conferring upon Shell or the Affiliated Entities, by implication, estoppel or otherwise, any license or other right except the license and rights expressly granted herein. Except as otherwise expressly provided herein, the licenses granted herein are granted solely to Seller and the Affiliated Entities, and not, by implication or otherwise, to any parent, or other affiliate of Seller.

         3.3 Transition Period In Event of Acquisition or Divestiture. In the event Shell or an Affiliated Entity either acquires or divests itself of ownership interest in an entity or facility that is using or has a potential need to use the Product (in any case, a "Transition Transaction"), then, (i) for a period of twelve (12) months from the effect date of the Transition Transaction (the "Transitional Period"), use of the Product by such entity or facility shall be considered use for Shell's internal purposes under Section 3.1 above; and (ii) in the event that a Transition Transaction is an acquisition, during the Transition Period the parties hereto will discuss whether a contractual relationship other than this Agreement shall govern the continued use of the Product by such newly acquired entity or facility. As used in this
Section 3.3, "acquisition" shall mean any business transaction wherein Shell or an Affiliated Entity obtain rights of ownership in an entity or facility through any business venture, including but not limited to, any purchase, joint venture or partnership.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         4.1 General. (i) Seller owns all right, title and interest in and to the Product and Documentation and all Intellectual Property Rights therein and related thereto; (ii) it has the full right, power, and privilege to grant the rights herein and perform its obligations hereunder; (iii) there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement or which would impair the exercise by Buyer of its full ownership rights in the Assets, other than existing licenses as identified on Exhibit A; (iv) there is no, and Seller shall not grant, any right, license or interest inconsistent with the rights granted to Buyer herein; (v) to the best of Shell's knowledge there are no threatened or pending actions, suits, investigations, claims or proceedings in any way related to the Assets and Seller has no knowledge of facts that could reasonably be expected to give rise to such a claim; (vi) to the best of Shell's knowledge the Assets do not infringe the Intellectual Property Rights of any third party; and (vii) the Product conforms to its specifications and any representations made in writing by Seller to Buyer. Shell also represents and warrants that if the Programs, when used in accordance with their associated documentation, are not capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, provided that all products (for example, hardware, software and firmware) used with the Programs properly exchange accurate date data with the Programs, Shell will correct such problem at no charge to SIMSCI.

         4.2      Intellectual Property.

                  (a) Exhibit B sets forth a complete and accurate schedule of all Intellectual Property Rights capable of being identified, identifying specifically (i) all patents and patent applications owned by Seller, including the country of filing, filing number, date of issue, expiration date and title;
(ii) all registered trademarks and service marks and all trademark and service mark applications, including country of filing, filing number, date of issue and expiration date; (iii) all common law trademarks, service marks and trade names;
(iv) all registered and unregistered copyrights; (v) all license, option and other agreements pursuant to which Seller acquired rights to any Intellectual Property Rights and all license, option and other agreements, oral or written, pursuant to which Seller is obligated to pay royalties or other consideration to third parties with respect to any Intellectual Property Rights; and (vi) all license, option and other agreements, oral or written, pursuant to which Seller has granted any third party any right to any Intellectual Property Rights. Complete and accurate copies of all written agreements referred to in the foregoing clauses (v) and (vi) have been provided to Buyer.

                  (b) Except as set forth on Exhibit B, (i) Seller has all right, title and interest in and to the Intellectual Property Rights; (ii) Seller has neither incorporated into nor relied on any software, technology or proprietary information of any third party in the creation of the Product; (iii) Seller is not making use of any invention, software, technology or proprietary information in connection with the Product in which any present or past employee of Seller or any other person has or has claimed an interest, and Seller has no knowledge of facts that could reasonably be expected to give rise to such a claim; (iv) Seller is in full compliance with all agreements pursuant to which it acquired any Intellectual Property Rights; and (v) Seller has no knowledge that any third party is infringing upon any of the Intellectual Property Rights.

         4.3 Agreements, Contracts and Commitments. Set forth on Exhibit A is a list of all agreements, contracts and commitments (written or oral) whether internal to Shell, with an Affiliated Entity or with third parties relating to the Assets to which Seller is a party or by which it is bound in addition to those identified pursuant to Section 4.2 (a). Seller has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any contract. Each contract is in full force and effect and, to the knowledge of Seller, the other party to such contract has not breached, violated or defaulted under any of the terms or conditions of any contract. Seller has obtained all necessary consents, waivers and approvals of parties to any contract as are required to assign all rights and benefits thereunder to Buyer.

         4.4 Employee Arrangements. No employee of Seller who is listed on Exhibit B ("New Employees") is subject to any agreement or other arrangement that would in any manner hinder or obstruct the employment by Buyer of such individual, or result in any payments by Buyer in connection with such employment. Seller has not engaged in (and for a period of three (3) years following the Effective Date will not engage in) the solicitation, encouragement or any other action intended to (i) induce any New Employee to terminate his or her employment with Buyer after the Effective Date, (ii) interfere in any manner with the contractual or employment relationship between

Buyer and the New Employees after the Closing Date, or (iii) rehire any of the New Employees within three (3) years from the Effective Date, unless such employees are terminated by SIMSCI.

         4.5 Representations Complete. There is no fact, circumstance or condition of any kind or nature whatsoever known to Seller which reasonably could be expected to have a material adverse effect on the Assets which has not been set forth in this Agreement (including the Exhibits hereto).

         4.6 Notification of Certain Matters. Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate.

         4.7 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; SUITABILITY, COMPLETENESS OR ACCURACY OF THE PRODUCT; AND THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS RELATED TO THE PRODUCT.

         4.8 Separate Representations. Each of the warranties set forth in this
Section 4 shall be separate and independent and, except as expressly provided to the contrary, shall not be limited by reference to or inference from any other warranty in this Agreement or any term of this Agreement.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Confidentiality. Each of the parties agrees to keep proprietary information or knowledge of the other party obtained in connection to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is or becomes generally known to the public and did not become so known through any violation of law or this Agreement by the non-disclosing party, (c) is later lawfully acquired by such party from other sources, (d) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure or
(e) which is disclosed in the course of any litigation between any of the parties hereto; it being understood that the parties may disclose relevant information and knowledge to their respective employees and agents on a need to know basis, provided that the parties cause such employees and agents to treat such information and knowledge confidentially.

         5.2 Post-Closing Employment of the New Employees. SIMSCI intends to offer employment to those current employees of Shell named on Exhibit B. Shell shall use best efforts to encourage such employees to accept employment with SIMSCI. With respect to employees who do not accept an offer of employment by SIMSCI but remain employed by Shell, upon SIMSCI's request Shell shall make such employees available to provide consulting services to SIMSCI under Section 5.5 below. Within thirty (30) days of the date upon which SIMSCI provides to Shell notice that it no longer requires consulting services in connection with the Programs (which shall be no sooner than December 31, 1997), Shell shall reassign such employees from their current assignments. Seller agrees not to solicit for employment or to rehire such persons for a period of three years, unless such employees are terminated by SIMSCI. Nothing contained in this Section is intended or shall be deemed to confer upon any employee of Seller, past, present, or future, any rights of employment of any nature other than as contemplated by any employment agreement to be entered into by Buyer and each New Employee, it being understood and agreed that the provisions of this Section are intended to set forth an agreement among Buyer and Seller, and are not intended to benefit any persons not party to this Agreement, including such New Employees.

         5.3 Maintenance and Support Agreements. Buyer agrees to offer and Shell agrees to purchase for itself and behalf of its Affiliated Entities using the Product maintenance and support services on reasonable terms pursuant to a separate agreement (to be executed within thirty (30) days of the Effective
Date) consistent with Buyer's customary maintenance and support policies.

         5.4 Non-Competition Agreement. For a period of three years from the Effective Date Seller agrees not to market, sell or distribute to any third party any products similar to or competitive with the Product.

         5.5 Product Development and Integration Efforts. Seller will assist Buyer as reasonably requested in its commercialization and integration efforts with respect to the Product. Buyer agrees to estimate the amount of effort needed and with respect to each such request, Seller agrees to use its best efforts to cause appropriately skilled individuals employed by Shell to be made available to Buyer. Seller further agrees to request its Affiliates, including Shell Services Company, to negotiate consulting agreements with SIMSCI for assistance in its commercialization and integration of the Product. Any invention, idea, design, works of authorship or Intellectual Property Rights created by any employee of Seller that is created (i) in the course of assisting Buyer as set forth in this Section and (ii) the result of work performed directly for Buyer shall be the sole property of Buyer and Seller hereby assigns to Buyer all its right, title and interest thereto including all Intellectual Property Rights therein. Seller warrants that each such individual is an employee of Seller and has signed an invention assignment agreement assigning to Shell all rights in works created by such individual in the performance of his or her services.


                                   ARTICLE VI

                                INDEMNIFICATION

         6.1 Indemnity. Seller hereby agrees to indemnify and hold Buyer and its subsidiaries, directors, officers and agents harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage incurred by Buyer, its subsidiaries, officers, directors and agents (a "Loss") as a result of any breach of a representation or warranty of Seller contained in this Agreement or any failure by Seller to perform or comply with any covenant contained in this Agreement.

         6.2 Procedure. Buyer shall notify Seller in writing of any Loss for which it seeks indemnification under Section 6.1 above; and give Seller the exclusive authority to defend or settle such claim (it being understood that Buyer may participate with counsel of its choosing at Buyer's own expense); and, at Seller's expense (except for the value of the time of Buyer's employees), give Seller reasonable information and assistance to settle and/or defend any such claim. Seller shall not have the right to settle any claim in a manner that is prejudicial to the interests of Buyer without Buyer's prior written consent.


                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.1 Governing Law. The rights and obligations of the parties under this Agreement shall be governed by and construed under the laws of Texas.

         7.2 Arbitration. Any controversy or claim ("claim") whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof shall be settled by arbitration in accordance with then current rules and procedures of the Commercial Rules of Arbitration of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitration and any award shall be in the English language. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Houston, Texas. The arbitrator shall determine the claims of the parties and render a final award in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. Any claim by either party shall be time-barred if the asserting party commences arbitration with respect to such claim later than two
(2) years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any claim of a defending party (including any counterclaim or set off) shall be tolled while the arbitration is pending. The obligation to arbitrate any claim shall extend to the successors, assigns and third party beneficiaries of the parties. Any discovery shall occur by agreement of the parties, or by order of the arbitrator upon a finding of good cause. Each party shall bear its own costs, expenses and attorney's fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney's fees in connection with such court proceeding. In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator, a party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitrator has not already commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten
(10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days). If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any part of this provision.

         7.3 Notice. All notices required or permitted under this Agreement will be in writing and will be deemed given when: (i) delivered personally; (ii) sent by confirmed telex or facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier specifying next day delivery, with written verification of receipt. All communications will be sent to the respective addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 6.3.

                  (a)      if to Buyer, to:
                           Simulation Sciences Inc.
                           601 Valencia Avenue, Suite 100
                           Brea, California 92823
                           Attention:  Charles R. Harris
                           Telephone No.: (714) 579-0412
                           Telecopy No.:  (714) 579-0951

                           with a copy to:
                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Mark Bonham
                           Telephone No. (415) 493-9300
                           Telecopy No.:  (415) 493-6811

                  (b)      if to Seller, to:

                           Shell Oil Products Company
                           Westhollow Technology Center
                           P.O. Box 1380
                           Houston, Texas 77251
                           Attention:  Paul Cuneo
                           Telephone No: 281-544-7401
                           Telecopy No.:  281-544-8650

                           with a copy to:

                           Shell Oil Company

                           Intellectual Property-Legal
                           P.O. Box 2463, Houston, TX 77252-2463
                           Attention: Mr. Kim Muller
                           Telephone: 713-241-2698
                           Facsimile: 713-241-6617

         7.4 Independent Contractors. Nothing contained or done pursuant to this Agreement shall be deemed or construed to create any partnership, joint venture, or agency relationship between the parties hereto. Furthermore, the parties agree that this Agreement does not constitute a partnership for tax purposes. In the event that it is so construed, however, the parties agree to be excluded from the provisions of Subchapter K of the United States Internal Revenue Code of 1986, as amended. In no event shall such relationship constitute a partnership for U.S. federal income tax purposes.

         7.5 Headings. The section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

         7.6 Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to causes which are beyond its reasonable control.

         7.7 No Waiver; Modifications. No amendment or modification of this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

         7.8 Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to an entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and Assets to which this Agreement pertains by merger, reorganization or otherwise, and which assumed in writing or by operation of law its obligations under this Agreement. Further, should any Shell entity or facility having rights under this Agreement enter into a joint venture, partnership or other business entity in which Shell, an Affiliate or a Subsidiary of Shell has an ownership interest, then Shell may assign rights to the joint venture, partnership or other business venture but only to the extent such entity or facility had rights before formation of the joint venture, partnership or other business venture and such joint venture, partnership or other business venture assumes in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of this Section 7.8 shall be null and void and shall entitle the non-defaulting party to terminate this Agreement. Subject to the foregoing, the rights and liabilities of the parties hereto will bind and inure to the benefit of the parties and their respective permitted successors, executors and administrators, as the case may be.

         7.9 Severability. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision, and the parties shall negotiate, in good faith, an enforceable substitute provision that most nearly effects the parties' intent in entering into this Agreement.

         7.10 Entire Agreement. This Agreement, including the Confidentiality Agreement between the parties dated February 4, 1996, is the complete and entire agreement between the parties regarding the subject matter hereof, and shall supersede and replace any and all prior agreements, communications, and understandings (both written and oral), including without limitation the Term

Sheet dated May 29, 1997 between the parties, regarding such subject matter. Neither party has relied on any promises, inducements or representations by the other, except those expressly stated in this Agreement.


                                    "BUYER"

                                    SIMULATION SCIENCES INC.

                                    By:    /s/ Charles R. Harris
                                       -----------------------------------------
                                    Name:  Charles R. Harris
                                          --------------------------------------
                                    Title: Chief Executive Officer
                                          --------------------------------------
                                    "SELLER"

                                    SHELL OIL PRODUCTS COMPANY
                                    Acting for itself and as agent for Shell Oil
                                    Company

                                    By:    /s/ Paul L. Cuneo
                                       -----------------------------------------
                                    Name:  Paul L. Cuneo
                                          --------------------------------------
                                    Title: Director of Technology
                                          --------------------------------------

                                    EXHIBIT A

                               DISCLOSURE SCHEDULE

                 [see list of third party software on Exhibit C]

                                    EXHIBIT B

                                  NEW EMPLOYEES


                                       [*]



[*] Confidential Treatment Requested

                                    EXHIBIT C

                                    PROGRAMS

PROFIT 6000 (UNIX BASED)

[*]

NT-BASED VERSION OF PROFIT

[*]

Attached below is a list of the third-party software for insertion in the appropriate exhibit of the Asset Purchase Agreement - PROFIT.

THIRD-PARTY SOFTWARE USED BY PROFIT 6000

o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]

THIRD-PARTY SOFTWARE CURRENTLY INCLUDED IN DEVELOPMENT OF WINDOWS NT VERSION OF PROFIT

o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]
o        [*]


[*]  Confidential Treatment Requested

                                    EXHIBIT D

                                   ALLOCATION


         Tangibles:        $[*]

         Intangibles:      $[*]


[*]  Confidential Treatment Requested